UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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SAEXPLORATION HOLDINGS, INC.

(Name of Registrant As Specified In Its Charter)

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SAEXPLORATION HOLDINGS, INC.

1160 Dairy Ashford Rd., Suite 160

Houston, Texas 77079

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the Stockholders of SAExploration Holdings, Inc.:

We are delivering this Notice and the accompanying Information Statement to inform our stockholders that on June 14, 2016, the holders of a majority of the shares of SAExploration Holdings, Inc. (the “Company,” “our” or “we”) common stock, $.0001 par value per share (the “Common Stock”) adopted resolutions by written consent, in lieu of a meeting of stockholders, to (1) amend our Second Amended and Restated Certificate of Incorporation (the “Charter”) to effect a reverse stock split of our Common Stock at a ratio of 1 for 135 (the “Reverse Stock Split”), and (2) authorize the issuance (the “Share Issuance”) of up to 92.68% of the outstanding shares of Common Stock, on a fully diluted basis as of the closing of an exchange offer and consent solicitation we will commence (approximately 9,339,661 shares after giving effect to the Reverse Stock Split), to (a) holders of the Company’s outstanding 10.000% Senior Secured Notes due 2019 (the “Existing Notes”) who tender their Existing Notes in the exchange offer and consent solicitation and (b) to lenders of a new senior loan facility as consideration, in part, for providing the new facility to us (each as described below in the section entitled “Issuance of Shares of our Common Stock” beginning on page 6 of the Information Statement). Our Board of Directors may, in its sole discretion, elect not to implement any reverse stock split.

The amendment to the Charter reflecting the Reverse Stock Split, attached hereto as Annex A (the “Charter Amendment”), and the Share Issuance were approved by stockholder written consent pursuant to Section 228 of the Delaware General Corporation Law and Section 2.7 of the Company’s bylaws, which permit any action that may be taken at a meeting of the stockholders to be taken by written consent by the holders of the number of shares of stock required to approve the action at a meeting at which all shares entitled to vote were present and voted. All necessary corporate approvals in connection with the adoption of the Charter Amendment, the Reverse Stock Split and the Share Issuance have been obtained.

The Information Statement is being furnished to the holders of the Company’s Common Stock pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules thereunder and Section 2.7 of the Company’s bylaws solely for the purpose of informing our stockholders of these corporate actions before they take effect. In accordance with Rule 14c-2 under the Exchange Act, we plan to (1) file the Charter Amendment and thereby implement, as may be elected by our Board of Directors, the Reverse Stock Split, and (2) effect the Share Issuance as soon as twenty calendar days following the mailing of this Notice and the accompanying Information Statement, or as soon thereafter as is reasonably practicable.

The Charter Amendment, the Reverse Stock Split and the Share Issuance were approved and recommended by our Board of Directors prior to the stockholder action by written consent described in this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

You have the right to receive this Notice and the accompanying Information Statement if you were a stockholder of record of our Company at the close of business on June 15, 2016.

By Order of the Board of Directors

Brent Whiteley

Chief Financial Officer, General Counsel and

Secretary

June      , 2016

SAEXPLORATION HOLDINGS, INC.

1160 Dairy Ashford Rd., Suite 160

Houston, Texas 77079

INFORMATION STATEMENT

General

In this Information Statement, unless the context otherwise requires, “we,” “our,” “us,” the “Company” and similar expressions refer to SAExploration Holdings, Inc., a Delaware corporation.

This Information Statement is being sent to inform our stockholders that we have obtained consent from the holders of a majority of the shares of the Company’s common stock, $.0001 par value per share (the “Common Stock”) to (1) amend our Second Amended and Restated Certificate of Incorporation (the “Charter”) to effect a reverse stock split of our Common Stock at a ratio of 1 for 135 (the “Reverse Stock Split”), and (2) authorize the issuance of up 92.68% of the outstanding shares of Common Stock, on a fully diluted basis as of the closing of an exchange offer and consent solicitation we will commence (approximately 9,339,661 shares after giving effect to the Reverse Stock Split), to (1) holders of the Company’s outstanding 10.000% Senior Secured Notes due 2019 (the “Existing Notes”) who tender their Existing Notes in the exchange offer and consent solicitation and (2) to lenders of a new senior loan facility as consideration, in part, for providing the new facility to us (each as described below in the section entitled “Issuance of Shares of our Common Stock” beginning on page 6 of the Information Statement). Our Board of Directors may, in its sole discretion, elect not to implement any reverse stock split.

This Information Statement is being mailed on or about June     , 2016 to the Company’s stockholders of record as of June 15, 2016 (the “Record Date”). This Information Statement constitutes notice to our stockholders of corporate actions taken by our stockholders without a meeting as required by the Delaware General Corporation Law (the “DGCL”) and pursuant to Section 2.7 of the Company’s bylaws.

We will pay the costs of preparing and sending out the enclosed Notice and this Information Statement.

The date of this Information Statement is June     , 2016.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The Action by Written Consent

The holders of a majority of the Company’s outstanding Common Stock (the “Consenting Stockholders”) who executed a written consent approving the Charter Amendment reflecting the Reverse Stock Split, and the Share Issuance, as described herein (the “Consent”) collectively beneficially own 9,946,361 shares of our outstanding Common Stock. As of the date of this Information Statement, there were 17,451,353 shares of our Common Stock issued and outstanding. No payment was made to any person or entity in consideration of execution of the Consent.

Voting and Vote Required

The Company is not seeking consents, authorizations or proxies from you. Section 228 of the DGCL (“Section 228”) and Section 2.7 of the Company’s bylaws provide that the written consent of the holders of outstanding shares of stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. Approval of at least a majority of outstanding stock entitled to vote thereon was required to approve the Charter Amendment, the Reverse Stock Split and the Share Issuance.

As of the Record Date, the Company had 17,451,353 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. On the Record Date, the Consenting Stockholders collectively beneficially owned 9,946,361 shares of Common Stock, which represents a majority of the Company’s outstanding Common Stock. Accordingly, the written consent executed by the Consenting Stockholders pursuant to Section 228 and Section 2.7 of the Company’s bylaws is sufficient to approve the Charter Amendment, the Reverse Stock Split and the Share Issuance and no further stockholder action is required to approve these matters.

Notice Pursuant to Section 228

Pursuant to Section 228 and Section 2.7 of the Company’s bylaws, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228 and Section 2.7 of the Company’s bylaws.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to our stockholders in connection with the matters discussed in this Information Statement.

REVERSE STOCK SPLIT

The Company’s Board of Directors unanimously adopted a resolution pursuant to which it has sought stockholder approval to authorize the Board of Directors to potentially effectuate the Reverse Stock Split at a ratio of 1-for-135. In addition, the Consenting Stockholders have executed the Consent approving the Charter Amendment reflecting the Reverse Stock Split as described herein.

On June 15, 2016, the Consenting Stockholders approved an amendment to our Charter that allows our Board of Directors to effectuate the Reverse Stock Split at the ratio of 1-for-135. Our Board of Directors intends to implement the Reverse Stock Split at a ratio of 1-for-135 as soon as the twentieth day following the date on which this Information Statement is first sent or given to our stockholders, or as soon thereafter as reasonably practicable. Our Board of Directors may, in its sole discretion, elect not to implement any reverse stock split.

The Board of Directors has determined that it is in the best interests of the Company and our stockholders to effect the Reverse Stock Split, and for our stockholders to approve the Charter Amendment. The Reverse Stock Split would substantially reduce the number of outstanding shares of our Common Stock.

Background on the Reverse Stock Split

Our management and Consenting Stockholders believe that the Reverse Stock Split would be beneficial to us because such action would substantially reduce the number of shares outstanding, increase the trading price per share of our Common Stock and facilitate the Share Issuance.

Our Common Stock is currently listed on The NASDAQ Global Market (NASDAQ: SAEX) and, as a result, we are subject to the NASDAQ Listing Rules. On April 19, 2016, we received notification from The NASDAQ Stock Market’s Listing Qualifications Department that for the last 30 consecutive business days, the bid price of our Common Stock has closed below the minimum $1.00 per share required for continued inclusion under NASDAQ Listing Rule 5450(a)(1) (the “Rule”). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we must regain compliance with the Rule within 180 calendar days, or by October 17, 2016. The NASDAQ Listing Qualifications Department has informed us that if at any time before October 17, 2016, the bid price of our Common Stock closes at $1.00 per share or more for a minimum of ten consecutive business days, NASDAQ will provide us with written notification that we have regained compliance with the Rule.

In addition, the Reverse Stock Split is also being effected in connection with the restructuring transactions and the Share Issuance described below in the section entitled “Issuance of Shares of our Common Stock” beginning on page 6 of this Information Statement.

Our Board of Directors currently intends to implement the Reverse Stock Split at a ratio of 1-for-135 as soon as the twentieth day following the date on which this Information Statement is first sent or given to our stockholders, or as soon thereafter as reasonably practicable. If the Reverse Stock Split is implemented by our Board of Directors, we expect to satisfy the $1.00 per share minimum bid price requirement under the Rule. However, despite the approval of the Reverse Stock Split by the Consenting Stockholders and its implementation by our Board of Directors, there is no assurance that the Reverse Stock Split will result in our meeting the $1.00 minimum bid price requirement and our Common Stock could be delisted from The NASDAQ Global Market due to our failure to comply with this or other NASDAQ Listing Rules. We are also currently not in compliance with Rule 5450(b)(2)(C), which requires our publicly held shares to have a market value of at least $15 million, and as a result have received a delisting notice.

The Board of Directors reserves the right to elect to abandon the Reverse Stock Split, if it determines that the Reverse Stock Split is not in our best interests and the best interests of our stockholders.

The Board of Directors believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split at an appropriate time would improve the marketability and liquidity of the Common Stock and would encourage interest and trading in our Common Stock, including following the Share Issuance. In approving the Reverse Stock Split, the Board of Directors considered that our Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The Board of Directors also believes that most investment funds are reluctant to invest in lower priced stocks.

Although we expect the Reverse Stock Split, if effectuated, will result in an increase in the market price of our Common Stock, the Reverse Stock Split may not increase the market price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the market price, which is dependent upon many factors, including our performance and prospects, the effect of the restructuring transactions described below in the section entitled “Issuance of Shares of our Common Stock” beginning on page 6 of this Information Statement and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”). The history of similar reverse stock splits for companies in like circumstances is varied. If the market price of our Common Stock declines following the implementation of the Reverse Stock Split, then the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

Certain Risks Associated with the Potential Reverse Stock Split

There are numerous factors and contingencies that could affect the price of our Common Stock following implementation of the Reverse Stock Split, including the status of the market for our Common Stock at the time, our results of operations in future periods, the effect of the restructuring transactions described below in the section entitled “Issuance of Shares of our Common Stock” beginning on page 6 of this Information Statement and general economic, market and industry conditions. Accordingly, the market price of our Common Stock may not be sustainable at the direct arithmetic result of the Reverse Stock Split. If the market price of our Common Stock declines after the Reverse Stock Split is implemented, our total market capitalization (the aggregate value of all of our outstanding Common Stock at the then existing market price) after the split will be lower than before the split. In addition, the Share Issuance, as described below in the section entitled “Issuance of Shares of our Common Stock” beginning on page 6 of this Information Statement, will substantially impact our market capitalization, as discussed under “Issuance of Shares of our Common Stock – Consequences of Approving the Issuance of Shares.”

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our Common Stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Effects of the Potential Reverse Stock Split

General – Upon the effectiveness of the Reverse Stock Split, each of our stockholders would beneficially own a reduced number of shares of Common Stock. The Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests, except to the extent that the Reverse Stock Split would result in any of the stockholders owning a fractional share, as described below.

The number of stockholders of record would also not be affected, and the rights and preferences of the outstanding shares of Common Stock would remain the same.

Effect on Authorized and Outstanding Shares – Currently, we are authorized to issue up to a total of 55,000,000 shares of Common Stock. As of the Record Date, 17,451,353 shares of our Common Stock were issued and outstanding.

In addition, as described below in the section entitled “Issuance of Shares of our Common Stock” beginning on page 6, we are effecting restructuring and recapitalization transactions as a result of which we expect to use some of the shares of Common Stock that would become available for issuance as a result of the Reverse Stock Split for such transactions involving equity securities, including the Share Issuance. The Share Issuance will result in substantial dilution of the percentage ownership interest of current stockholders in the Company. Also, any future issuance of additional shares of Common Stock could further affect our stockholders in a number of other respects, including by further diluting the voting power of the then holders of our Common Stock, and by diluting the earnings per share and book value per share of the outstanding shares of our Common Stock. In addition, the issuance of additional shares of Common Stock, or shares of preferred stock or other securities that are convertible into, or exercisable for, Common Stock, could adversely affect the market price of our Common Stock.

Effect on Company Equity Incentive Plans and Outstanding Equity Awards – The Reverse Stock Split will affect outstanding options to purchase shares of Common Stock and other grants of stock-based awards. The Company’s equity incentive plans include provisions for appropriate adjustments to the number of shares of Common Stock covered by the plans and by stock options and other grants of stock-based awards under the plans, as well as the per share exercise prices. In connection with the Reverse Stock Split, the Board of Directors or the applicable administrator will implement only applicable technical, conforming changes to the securities, including ratably reducing the authorized shares of Common Stock available for awards under the Company’s equity incentive plans. In addition, the exercise price for each outstanding option would be increased in inverse proportion to the reverse split ratio such that upon a conversion or exercise, the aggregate exercise price payable by the option holder to the Company for the shares of Common Stock subject to the option would remain approximately the same as the aggregate exercise price prior to the Reverse Stock Split.

The number of shares of our Common Stock reserved for issuance (including the maximum number of shares that may be subject to options) under our equity incentive plans will be reduced in proportion to the exchange ratio of the Reverse Stock Split.

Payment for Fractional Shares – Whether shares are held in street name or directly, fractional shares of Common Stock will not be issued to stockholders. Instead, fractional shares will be cashed out. For example, if a stockholder holds 1,400 shares on a pre-split basis, 1,350 of such shares would be combined and converted into 10 shares on a post-split basis and such stockholder would receive cash for 50 pre-split shares.

The amount of cash to be paid for fractional shares will be equal to the product obtained by multiplying:

•	the closing price per share of the Common Stock as reported on the NASDAQ Global Market as of the date of the effective time of the Reverse Stock Split; by

•	the fraction of one share owned by the stockholder.

We do not expect the aggregate amount of cash required to cash out fractional shares to be material, and stockholders would not be entitled to receive interest for their fractional shares. Any stockholder that holds less than 135 shares will be completely cashed out as a result of the payment of fractional shares in lieu of any fractional share interests.

Accounting Matters – The par value per share of the Common Stock would remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock would be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

U.S. Federal Income Tax Matters – The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in the Reverse Stock Split by a U.S. stockholder. This discussion does not address the impact of federal income taxes on non-U.S. stockholders, or on stockholders subject to special tax rules. This discussion also does not address the impact of taxes other than the income tax, or of taxes imposed by jurisdictions other than the United States, such as states, localities and foreign countries. This discussion is based on the provisions of the Internal Revenue Code, as amended (the “Code”) and applicable regulations, rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations and may be repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein. There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the Internal Revenue Service (the “IRS”) has been obtained or will be sought with respect to the U.S. federal income tax consequences of the Reverse Stock Split.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Reverse Stock Split. In particular, taxpayers who hold pre-Reverse Stock Split shares with differing tax bases or differing holding periods should consult their tax advisors with regard to identifying the tax bases or holding periods of the replacement shares.

We believe that the Reverse Stock Split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code and that the following U.S. federal income tax consequences will result from the Reverse Stock Split:

•	a stockholder will not recognize gain or loss on the Reverse Stock Split, except with respect to any cash received in lieu of fractional shares, the tax treatment of which is described below;

•

the aggregate tax basis of the shares received by a stockholder in the Reverse Stock Split, including any fractional share for which cash is received, will be equal to the aggregate tax basis of the shares surrendered in exchange therefor; and

•

the holding period of the shares received by a stockholder in the Reverse Stock Split, including any fractional share that is received and immediately redeemed, will include the holding period of the shares surrendered therefor.

Stockholders who receive cash in lieu of fractional shares generally will be treated as having received a fractional share pursuant to the Reverse Stock Split and then as having exchanged the received fractional share for cash in a redemption by the Company. As a result, such stockholders generally should recognize capital gain or capital loss equal to the difference between the amount of the cash received and the portion of the stockholder’s adjusted tax basis allocable to the fractional share. However, the IRS may determine that the distribution of cash constitutes a dividend under Section 302 of the Code, in which case the cash received will be treated as dividend income to the extent of the Company’s current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. Stockholders may be subject to backup withholding tax (at a rate of 28%) on the payment of cash in lieu of fractional shares if they do not provide their taxpayer identification number in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the stockholder’s federal income tax liability, provided that required information is timely furnished to the IRS. Stockholders are urged to consult their own tax advisors to determine whether a stockholder’s receipt of cash has the effect of a distribution of a dividend.

Mechanics of Reverse Stock Split – At such time that the Reverse Stock Split is implemented, our stockholders will be notified that the Reverse Stock Split has been effected and the ratio at which it was effected will be confirmed. The mechanics of the Reverse Stock Split will differ depending upon whether shares held are held beneficially in street name or whether they are registered directly in a stockholder’s name.

•

If a stockholder’s shares are registered directly in the stockholder’s name, the stockholder will receive a transmittal letter asking the stockholder to surrender certificates representing pre-split shares in exchange for certificates representing post-split shares. No new certificates will be issued to the stockholder until the outstanding certificate(s) together with the properly completed and executed letter of transmittal are delivered in accordance with the instructions contained in such transmittal letter.

•

Non-registered stockholders holding our Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Effective Date of the Charter Amendment

The Board of Directors and the Consenting Stockholders have approved the Reverse Stock Split to be effective concurrent with the filing of the Charter Amendment with the Secretary of State of Delaware. However, the Board of Directors may, in its sole discretion, elect not to implement any reverse stock split. We anticipate the Charter Amendment will be filed and become effective as soon as the twentieth day following the date on which this Information Statement is first sent or given to our stockholders, or as soon thereafter as reasonably practicable.

ISSUANCE OF SHARES OF OUR COMMON STOCK

The Company’s Board of Directors unanimously adopted a resolution pursuant to which it has sought stockholder approval to authorize the issuance of up to 92.68% of the outstanding shares of Common Stock, on a fully diluted basis as of the closing of an exchange offer and consent solicitation we will commence (approximately 9,339,661 shares after giving effect to the Reverse Stock Split), to (1) holders of the Company’s outstanding Existing Notes who tender their Existing Notes in the exchange offer and consent solicitation and (2) to lenders of a new senior loan facility as consideration, in part, for providing the new facility to us. In addition, the Consenting Stockholders have executed the Consent approving the Share Issuance as described in this Information Statement.

Background of the Share Issuance

The Share Issuance is being effected in connection with certain restructuring transactions being undertaken by the Company (the “Transactions”), which are summarized in a press release dated June 13, 2016 that we filed as an exhibit to a Current Report on Form 8-K filed with the SEC on June 13, 2016 (the “Form 8-K”). The obligations of the Company and certain holders of the Company’s Existing Notes are set forth in a Restructuring Support Agreement, which is attached to the Form 8-K (as it may be amended or supplemented from time to time, the “Restructuring Support Agreement”).

As part of the Transactions:

(1) Holders of approximately 66% of the par value of the Company’s 10.000% Senior Secured Notes due 2019 (the “Existing Notes”) and the Company will enter into a $30 million multi-draw senior secured term loan facility (the “New Senior Loan Facility”). All holders of Existing Notes that participate in the exchange offer (described below) will also be able to participate as lenders in the New Senior Loan Facility. As part of the consideration for providing the New Senior Loan Facility, the Company has agreed to issue to the lenders under the New Senior Loan Facility aggregate shares equal to 28.2% of the outstanding shares of SAE’s Common Stock on a fully diluted basis as of the closing of the exchange offer.

(2) The Company will commence an exchange offer, pursuant to which it will offer to eligible holders an opportunity to exchange any and all outstanding Existing Notes for new notes in a principal amount equal to half of the Existing Notes tendered and for shares of Common Stock. If all holders of Existing Notes are eligible to participate in the exchange offer and tender all of their Existing Notes, then the Company will issue $70.0 million in principal amount of new notes and Common Stock equal to 64.48% of the outstanding shares on a fully diluted basis as of the closing date of the exchange offer. In connection with the exchange offer, the Company will also commence a consent solicitation to make certain proposed amendments to the terms of the indenture for the Existing Notes, the related security documents and the existing intercreditor agreement to permit the restructuring. Under the Restructuring Support Agreement, the Supporting Holders have agreed to tender all of their Existing Notes and to deliver corresponding consents, subject to the terms and conditions specified in the Restructuring Support Agreement.

(3) As a result of the issuance of shares of Common Stock to the lenders under the New Senior Loan Facility and to tendering holders of Existing Notes, assuming maximum participation in the exchange offer, the Company expects to issue to the tendering holders of Existing Notes approximately 92.68% of the outstanding shares on a fully diluted basis as of the closing of the exchange offer. Further, the Company expects current equity to hold approximately 1.32% of the Company on a fully diluted basis after the restructuring transactions are complete, with an opportunity to own a further 4.5% of the Company through warrants when exercised. As of the date of this Information Statement, members of management of the Company and its directors owned approximately 47.4% of the outstanding shares of Common Stock, and will share in the dilution that existing Common Stock holders will experience.

This Information Statement shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The new notes and shares of Common Stock to be offered in the exchange offer have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

For more information regarding the Transactions, including the Restructuring Support Agreement, see our Current Report on Form 8-K filed with the SEC on June 13, 2016.

NASDAQ Stockholder Approval Requirement

Companies listed on NASDAQ, as we are, must comply with a series of rules adopted by NASDAQ in order to remain listed. One of those rules, Listing Rule 5635(d), or the 20% Rule, requires a listed company to obtain stockholder approval if, in connection with a private offering of securities, (i) the number of shares of Common Stock issued equals 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance and (ii) the price at which the Common Stock is issued (or is issuable) is less than the greater of (A) the book value of the Common Stock from the company’s most recent public filing at the time the binding agreement to issue the securities is entered into or (B) the market value of the Common Stock immediately preceding such time. Accordingly, the 20% Rule applies to the Share Issuance, and the action of the Consenting Stockholders satisfies the stockholder approval requirement of the 20% Rule.

Certain Risks Associated with the Issuance of Shares

The Share Issuance will result in substantial dilution and substantially impact our market capitalization, as discussed under “– Consequences of Approving the Issuance of Shares” below.

Consequences of Approving the Issuance of Shares

Dilution – We would issue up to approximately 9,339,661 shares of Common Stock, after giving effect to the Reverse Stock Split, representing approximately 92.68% of the number of shares of our Common Stock outstanding on a fully diluted basis as of the closing of the exchange offer and consent solicitation.

Market Effects – The Common Stock issued in the Share Issuance will be restricted stock and will not be freely transferable. Nevertheless, transfers and resales of such Common Stock pursuant to exemptions from the registration requirements of the Securities Act, including future sales pursuant to Rule 144 under the Securities Act, may impact trading patterns and adversely affect the market price of our Common Stock. If significant quantities of the Common Stock issued in the Share Issuance are sold (or if it is perceived that they may be sold) into the public market, pursuant to the requirements of Rule 144 or otherwise, the trading price of our Common Stock at such time could be adversely affected.

The current holders of Common Stock do not have preemptive rights to purchase any shares of Common Stock that may be issued and the Board of Directors has no plans to grant such rights with respect to any such shares.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in their capacity as stockholders (which interest does not differ from that of the other holders of Common Stock), none of our officers, directors, or any of their respective affiliates has any interest in the Share Issuance. In connection with the Transactions, the Company will adopt a new management incentive plan that will be subject to subsequent stockholder approval.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and the services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this Information Statement. Upon written or oral request, we will deliver a separate copy of the Information Statement to any stockholder at a shared address to which a single copy of the Information Statement was delivered and who wishes to receive a separate copy of the Information Statement. Stockholders receiving multiple copies of the Information Statement may likewise request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing us at:

SAExploration Holdings, Inc.

1160 Dairy Ashford Rd., Suite 160

Houston, Texas 77079

Attention: Investor Relations

Telephone: (281) 258-4409

Email: rabney@saexploration.com

STOCK OWNERSHIP

The following table sets forth information as of June 15, 2016, regarding the beneficial ownership of our Common Stock by:

•	each person known to be the beneficial owner of more than five percent of our outstanding shares of Common Stock;

•	each of our Directors and our Named Executive Officers; and

•	all current Executive Officers and Directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

	Beneficial Ownership as of June 15, 2016(2)
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Beneficial Ownership
Directors and Executive Officers:
Jeff Hastings(3)	7,741,766	(4)	44.4	%(5)
Brian Beatty(3)	7,741,766	(6)	44.4	%(5)
Brent Whiteley	7,741,766	(7)	44.4	%(5)
Eric S. Rosenfeld(8)	1,691,647	(9)	9.7%
David D. Sgro(8)	237,955	(10)	1.4%
Gregory R. Monahan(8)	120,731	(11)	*
Gary Dalton	40,425		*
All directors and executive officers as a group (10 persons)	8,278,561	(12)	47.4%

Five Percent Holders:
FMR LLC(13)	2,366,307		13.6%
John P. Pecora(14)	2,321,296		13.3%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals is 1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079.

(2)

The percentage of beneficial ownership is calculated based on 17,451,353 shares of Common Stock deemed outstanding as of June 15, 2016. Such amounts do not take into account the shares that may be issued in the future under our 2013 Long Term Incentive Plan or 2013 Non-Employee Director Plan.

(3)	The business address of this individual is 3333 8th Street SE, 3rd Floor, Calgary Alberta, T2G 3A4.
(4)

Includes (i) 95,566 shares held directly by Jeff Hastings and (ii) 3,269,954 shares held directly by CLCH, LLC (“CLCH”), (iii) 28,178 shares that may be issued to the holders of Former SAE derivative securities upon their conversion or exercise, which are held in escrow and over which CLCH has voting control as nominee of the Company, and (iv) 1,869,774 shares over which CLCH was granted voting control pursuant to voting proxy agreements. Also includes the shares held by Brian Beatty and Seismic Management Holdings Inc. (“Seismic Holdings”), as set forth in note (6) below, and the shares directly owned by Brent Whiteley, as set forth in note (7) below. CLCH is controlled by Mr. Hastings, who is our Executive Chairman and a director. The business address for CLCH is 4721 Golden Spring Circle, Anchorage, Alaska 99507.

(5)

Messrs. Hastings, Beatty and Whiteley are members of a “group” (as defined in Section 13(d)-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with CLCH, Seismic Holdings, Seismic Management, LLP (“Seismic LLP”) and Sheri L. Beatty.

(6)

Includes (i) 540,066 shares directly owned by Mr. Beatty, (ii) 450,058 shares over which Mr. Beatty was granted voting control pursuant to voting proxy agreements, and (iii) 1,196,846 shares directly owned by Seismic Holdings. Also includes the shares held by Mr. Hastings and CLCH as set forth in note (4) above, and the shares directly owned by Mr. Whiteley as set forth in note (7) below. Seismic Holdings is controlled by Mr. Beatty, who is our Chief Executive Officer and President, and a director, and his wife, Sheri L. Beatty. The business address for Seismic Holdings and Seismic LLP is 59 Westpoint Court SW, Calgary, AB, T3H 4M7.

(7)

Includes 291,324 shares directly owned by Mr. Whiteley, and includes the shares held by Mr. Hastings and CLCH as set forth in note (4) above, and the shares held by Mr. Beatty and Seismic Holdings as set forth in note (6) above. Mr. Whiteley is our Chief Financial Officer, General Counsel and Secretary, and a director.

(8)	The business address of this individual is 777 Third Avenue, 37th Floor, New York, New York 10017.
(9)	Eric S. Rosenfeld has entered into a voting proxy agreement with CLCH, an affiliate of Mr. Hastings, covering 1,323,865 shares of the 1,691,647 shares of Common Stock he directly owns.
(10)	David D. Sgro has entered into a voting proxy agreement with CLCH, an affiliate of Mr. Hastings, covering 157,530 shares of the 237,955 shares of Common Stock he directly owns.
(11)	Gregory R. Monahan has entered into a voting proxy agreement with CLCH, an affiliate of Mr. Hastings, covering 79,906 shares of the 120,731 shares of Common Stock he directly owns.
(12)

In addition to all shares directly owned by our directors and executive officers, also includes (i) the 28,178 shares that may be issued to the holders of Former SAE derivative securities upon their conversion or exercise, which are held in escrow and over which CLCH has voting control as nominee of the Company, (ii) 259,710 of the shares over which CLCH was granted voting control pursuant to voting proxy agreements (which excludes the 1,638,242 shares over which CLCH was granted voting control that are held by our directors and executive officers), and (iii) 450,058 of the shares over which Mr. Beatty was granted voting control pursuant to voting proxy agreements.

(13)	The business address of the reporting person is 245 Summer Street, Boston, Massachusetts 02210. The foregoing information was derived from a Schedule 13G filed on September 10, 2015.
(14)	The business address of the reporting person is 130 Montadale Drive, Princeton, New Jersey 08540. The foregoing information was derived from a Form 4 filed on November 9, 2015.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains “forward-looking statements” within the meaning of the U.S. federal securities laws, with respect to our financial condition, results of operations, cash flows and business, and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise. Some of the important factors that could cause actual results to differ materially from our expectations are discussed below. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

Factors that could cause actual results to vary materially from our expectations include the following:

•	the ability to satisfy, or effectively waive, the conditions to the exchange offer and consent solicitation;

•

the ability to succeed in and the timing to complete any of the restructuring and recapitalization transactions described in this Information Statement and our periodic and current reports filed with the SEC;

•	the ability to effectively manage our operations during the significant cash flow and liquidity difficulties we are currently experiencing;

•	negative events or publicity associated with our restructuring and recapitalization transactions;

•	the ability to negotiate the definitive documentation with respect to the restructuring transactions or to do so effectively;

•	the negative consequences if we are unsuccessful in achieving a successful restructuring transaction and must file for bankruptcy;

•	the negative consequences if we are successful in achieving a restructuring transaction, including the possibility of significant dilution to our existing stockholders;

•

developments with respect to the Alaskan oil and natural gas exploration tax credit system that may continue to affect the willingness of third parties to participate in financing and monetization transactions and our ability to timely monetize tax credits that have been assigned to us by our customer;

•	changes in the Alaskan oil and natural gas exploration tax credit system that may significantly affect the level of Alaskan exploration spending;

•	fluctuations in the levels of exploration and development activity in the oil and natural gas industry;

•	intense industry competition;

•	limited number of customers;

•	credit and delayed payment risks related to our customers;

•

the availability of liquidity and capital resources, including our ability to make capital expenditures due to our current liquidity and cash flow situation and the potential impact this has on our business and competitiveness;

•	need to manage rapid growth and contraction of our business;

•	delays, reductions or cancellations of service contracts;

•	operational disruptions due to seasonality, weather and other external factors;

•	crew availability and productivity;

•	whether we enter into turnkey or term contracts;

•	high fixed costs of operations;

•	substantial international business exposing us to currency fluctuations and global factors, including economic, political and military uncertainties;

•	ability to retain key executives; and

•	need to comply with diverse and complex laws and regulations.

You should refer to our periodic and current reports filed with the SEC and the risk factors from our Annual Report on Form 10-K for the year ended December 31, 2015, as amended by our Annual Report on Form 10-K/A filed on April 29, 2016 (collectively, the “2015 Form 10-K”) for specific risks which would cause actual results to be significantly different from those expressed or implied by any of our forward-looking statements. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Information Statement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this Information Statement are cautioned not to place undue reliance on the forward-looking statements.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” into this Information Statement the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this Information Statement by referring you to those documents. The information incorporated by reference is an important part of this Information Statement, and information that we file later with the SEC will automatically update and supersede this information. Therefore, you should check for reports that we may have filed with the SEC after the date of this Information Statement.

We incorporate by reference into this Information Statement the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, as amended by Form 10-K/A filed on April 29, 2016;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2016; and

•

Our Current Reports on Form 8-K (excluding information “furnished” on Items 2.02 and 7.01 and related exhibits unless otherwise specified) filed on January 26, 2016, February 5, 2016, April 22, 2016 and June 13, 2016.

Any statement contained in this Information Statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

You may request a copy of any document incorporated by reference in this Information Statement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

SAExploration Holdings, Inc.

1160 Dairy Ashford, Suite 160

Houston, Texas 77079

Attention: Corporate Secretary

Telephone: (281) 258-4400

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information (File No. 001-35471) with the SEC pursuant to the Exchange Act. For further information regarding us, please see our filings with the SEC, including our annual, quarterly, and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s website at www.sec.gov.

We maintain a website at www.saexploration.com. The information on our website or on any other website is not, and you must not consider such information to be, a part of this Information Statement. You should rely only on the information contained in this Information Statement and in the documents incorporated by reference.

By Order of the Board of Directors

Brent Whiteley

Chief Financial Officer, General Counsel and

Secretary

June     , 2016

ANNEX A

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAEXPLORATION HOLDINGS, INC.

SAExploration Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.	Article FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation has been supplemented by the addition of the following after the third paragraph in the Article:

C. Reverse Stock Split. Upon the filing of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation containing this sentence (the “Effective Time”), each 135 shares of Common Stock either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, shall be combined into one (1) share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Effective Time who would otherwise be entitled to a fraction of a share of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the NASDAQ Global Market as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

2.	The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer, as of the     day of                     , 2016.

SAEXPLORATION HOLDINGS, INC.

By:

Name:	Brian Beatty

Title:	Chief Executive Officer

A-2